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                                                                    EXHIBIT 16.1

[PARENTE - RANDOLPH - ORLANDO - CAREY & ASSOCIATES LETTERHEAD]


                                December 22, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Prospectus of Northeast Pennsylvania Financial Corp., which is part of the Registration Statement on Form S-1 for Northeast Pennsylvania Financial Corp. and a part of Form AC for First Federal Savings and Loan Association of Hazleton

Ladies and Gentlemen:

         We have read the two paragraphs under the caption "Change in Accountants" in the Prospectus relating to the change of independent auditors made in 1997. With respect to the comments made in such paragraphs, we agree with the statements contained therein.

                                Very truly yours,

                                /s/ PARENTE, RANDOLPH, ORLANDO,
                                    CAREY & ASSOCIATES